Exhibit 99.1

FOR IMMEDIATE RELEASECONTACT:

Jack McGinnis

+1.414.906.7977

Jack.mcginnis@manpowergroup.com

ManpowerGroup Withdraws Q1 Guidance

MILWAUKEE (March 18, 2020) – ManpowerGroup (NYSE: MAN) announced today that it is withdrawing its financial guidance for the quarter ending March 31, 2020 due to the rapidly changing environment as the COVID-19 pandemic continues to evolve.

Jonas Prising, ManpowerGroup Chairman and CEO, stated: “We have witnessed significant disruption in the business environment starting in March 2020, especially in certain European markets. Recent government-imposed restrictions, particularly in France, have significantly impacted businesses and their workforces.  We believe our extensive use of remote and mobile enabled technology serves as a competitive advantage which allows us to continue to support our clients and associates in markets experiencing significant disruption.”

“As a result, the previous assumptions we have made about the first quarter are no longer applicable.  Given the uncertainty and fluidity of the current global situation, we are withdrawing the guidance provided on January 31, 2020. We expect to provide more detailed analysis in conjunction with the earnings report for Q1, which is currently expected to be released between April 17, 2020 and April 22, 2020.”

“As always, our first priority is the health and safety of our employees, clients and the communities in which we operate.  We are actively working with our clients to serve their evolving needs and maximizing our efforts to ensure our people have the access, tools and technology to get work done safely in these fast-changing and unprecedented times.”

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantial value for candidates and clients across 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2020 ManpowerGroup was named one of the World's Most Ethical Companies for the eleventh year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements and predictions that are forward-looking in nature and, accordingly are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statement due to numerous factors.  These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019, which information is incorporated herein by reference, as well as risks and uncertainties arising from the COVID-19 global pandemic and related governmental actions.

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